AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2000
                                              REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                          DANIELSON HOLDING CORPORATION
              -----------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                    DELAWARE
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


                                   95-6021257
                  --------------------------------------------
                    (I.R.S. Employer Identification Number)
       767 THIRD AVENUE, 5TH FLOOR,NEW YORK, NY 10017-2023, (212) 888-0347
-------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)



                                 David M. Barse
                      President and Chief Operating Officer
                          Danielson Holding Corporation
                           767 Third Avenue, 5th Floor
                             New York, NY 10017-2023
                                 (212) 888-0347

       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                    COPY TO:

                             Vincent J. Pisano, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                             New York, NY 10036-6522
                                 (212) 735-3000

                                   -----------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as market conditions permit.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE

TITLE OF SHARES       AMOUNT          PROPOSED    PROPOSED       AMOUNT OF
TO BE REGISTERED      TO BE           MAXIMUM     MAXIMUM        REGISTRATION
                      REGISTERED(2)   AGGREGATE   AGGREGATE      FEE
                                      PRICE       OFFERING
                                      PER UNIT    PRICE (3)
Common Stock,       70 million        $4.97       $347,900,000   $91,845.60
par value $0.10     shares
per share(1)


(1) Shares issuable upon exercise of non-transferable warrants to purchase Common Stock.

(2) In accordance with Rule 416 under the Securities Act of 1933,Common Stock registered hereby also includes such indeterminate number of shares as may be distributable from time to time pursuant to anti-dilution provisions.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low prices on June 12, 2000, reported on the American Stock Exchange.




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

PROSPECTUS

            70 Million Shares of Common Stock Issuable Upon Exercise
                                   of Warrants

     We are offering up to 70 million shares of Common Stock issuable by us upon exercise of non-transferable warrants to be issued to our stockholders. We have not yet determined the terms of the warrants or the date of their issuance to our stockholders. The warrants will be represented by our Common Stock certificates and will not be separately tradeable. The exercise price for each series of warrants and other terms will be included in a prospectus supplement. This prospectus may not be used to consummate any sales of Common Stock unless accompanied by a prospectus supplement.

     Our Common Stock is traded on the American Stock Exchange under the symbol "DHC". On June 12, 2000, the closing price of our Common Stock was $5.00 per share.

     This investment involves risk. See "Risk Factors" beginning on page 1. You should read this prospectus carefully before you invest.

      IN ORDER TO AVOID AN "OWNERSHIP CHANGE" FOR FEDERAL TAX PURPOSES, OUR CERTIFICATE OF INCORPORATION PROHIBITS ANY PERSON FROM BECOMING A BENEFICIAL OWNER OF 5% OR MORE OF OUR OUTSTANDING COMMON STOCK, EXCEPT UNDER LIMITED CIRCUMSTANCES. CONSEQUENTLY, THERE ARE LIMITATIONS ON THE EXERCISE OF WARRANTS DESCRIBED IN THIS PROSPECTUS.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is June 13, 2000.

                               TABLE OF CONTENTS

                                                        PAGE

Risk Factors............................................. 1

Danielson Holding Corporation.........................    3

Where You Can Find More Information.....................  3

Forward-Looking Statements..............................  3

Use of Proceeds.........................................  3

Price Range of Common Stock.............................  4

Description of Common Stock.............................  5

Description of Warrants.................................. 6

Plan of Distribution....................................  7

Legal Matters...........................................  7

Experts.................................................  7

                                  RISK FACTORS

     Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. Some or all of the following risks could seriously harm our business, financial condition or results of operations. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

     PROVISIONS IN OUR CERTIFICATE OF INCORPORATION THAT LIMIT OWNERSHIP AND TRANSFERABILITY OF OUR STOCK MAY ENTRENCH CURRENT MANAGEMENT AND THE CURRENT STOCKHOLDERS. We are required to issue, in our name, as escrow agent, certificates representing shares of Common Stock that are beneficially owned by holders of 5% or more of our stock. In addition, when we receive the written request from a 5% Stockholder to transfer their shares, we may refuse such request upon the advice of our tax counsel that such transfer would create an unreasonable risk of an "ownership change". In no circumstances may anyone acquire 5% or more of our stock without our consent.

     WE HAVE THE RIGHT TO LIMIT THE EXERCISE OF THESE WARRANTS. The terms of the warrants may limit the number of shares exercisable by a holder. If the exercise of your warrants would result in a risk of your becoming a 5% shareholder, your exercise will be automatically reduced so that your Common Stock ownership would be less than 5%. We may also limit the exercise of warrants by holders who possess 5% of our outstanding Common Stock.

     ALTHOUGH WE CURRENTLY RELY ON CASH AND SHORT TERM INVESTMENTS TO MEET OUR LIQUIDITY NEEDS, WE MAY EXPERIENCE LIQUIDITY CONSTRAINTS IN THE FUTURE. In such event, we may rely on dividends and tax sharing payments from our subsidiaries. These dividends and tax sharing payments may not be available because, among other things:

     o In some cases, our subsidiaries must first receive regulatory approval before paying us dividends.

     o There are business and regulatory considerations that affect our subsidiaries, including the impact of dividends on surplus which could affect a subsidiary's insurance ratings, its competitive position, the amount of premiums that it can write and its risk-based capital requirements.

     o There may be a prolonged material decline in an insurance subsidiary's profits or materially adverse insurance regulatory developments.

     WE CANNOT BE CERTAIN THAT OUR BUSINESS PLAN WILL BE ACHIEVED. Although we have sought to grow through entering into strategic partnerships or making acquisitions, we have limited financial resources and there are constraints on our ability to issue additional stock or otherwise raise capital to finance transactions. This may prevent us from successfully consummating any future transactions.

     OUR INSURANCE BUSINESS IS AFFECTED BY MANY FACTORS OUTSIDE OF OUR CONTROL SUCH AS WEATHER CONDITIONS AND ECONOMIC ACTIVITY THAT CAN CAUSE FLUCTUATIONS IN THE RESULTS OF OUR OPERATIONS. Our business is concentrated primarily in the Western United States. If this area experiences an economic downturn, there could be fewer car sales, less demand for automobile insurance and lower policy amounts in addition to increased workers' compensation claims. Severe adverse weather conditions could also adversely affect our business. These factors, together with competitive pricing, could result in increases in our loss ratios and fluctuations in our underwriting results and net income.

     WE FACE INTENSE COMPETITION THAT COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY. We compete both with large national writers and with smaller regional companies in each state in which we operate. Some of these competitors are larger and have greater financial resources than us. Some of these competitors in the workers' compensation line of business have, from time to time, decreased their prices significantly to gain market share. Our ability to grow depends on our ability to expand in the states in which we already do business and to expand into other states.

     WE ARE SUBJECT TO INSURANCE LAWS AND REGULATIONS WHICH COULD HAVE AN ADVERSE IMPACT OUR BUSINESS. The states in which we transact business have passed insurance laws and regulations. The agencies established pursuant to these state laws have broad administrative and supervisory powers which can impact our insurance business including:

     o the granting and revocation of licenses to transact insurance business

     o   regulation of trade practices

     o   establishment of guaranty associations

     o   licensing of agents

     o   approval of policy forms

     o   premium rate filing requirements

     o   reserve requirements

     o the form and content of required regulatory financial statements

     o   periodic examinations of insurers' records

     o capital and surplus requirements and the maximum concentrations of certain classes of investments

     These laws, in general, also require approval of the particular insurance regulators prior to certain actions by the insurance companies, including the payment of dividends in excess of statutory limitations and certain transactions and continuing service arrangements with affiliates. The laws of most states provide for the filing of premium rate schedules and other information with the insurance commissioner of a particular state, either directly or through rating organizations. The insurance commissioner of each state generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, the required approvals could have an adverse impact on the operations of our insurance subsidiaries. We are also required by insurance regulators to maintain certain minimum amounts of capital.

     WE CANNOT INSURE THAT CURRENTLY ESTABLISHED PROVISIONS FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES ("'LAE") WILL PROVE ADEQUATE IN LIGHT OF SUBSEQUENT ACTUAL EXPERIENCE. We are required to estimate liability for losses and LAE. Our insurance subsidiaries establish provisions to cover their estimated liability for losses and LAE with respect to both reported and unreported claims as of the end of each accounting period. By their nature, these provisions for unpaid losses and LAE do not represent an exact calculation of liabilities. Rather, they are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on, among other things:

     o   facts and circumstances known at the time

     o   predictions of future events

     o estimates of future trends in the severity and frequency of claims

     o   judicial theories of liability

     o   inflation

     Our insurance subsidiaries regularly review their respective reserve techniques and reserve positions and believe that adequate provision has been made for their respective unpaid losses and LAE. We cannot insure that currently established provisions for unpaid loses and LAE will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in provisions for unpaid losses and LAE previously established for prior periods.

     THE MARKET FOR OUR SHARES HAS BEEN HISTORICALLY ILLIQUID WHICH MAY AFFECT YOUR ABILITY TO SELL YOUR SHARES. The volume of trading in our stock has historically been low. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his shares.

     WE CAN NOT BE CERTAIN THAT THE NET OPERATING LOSS ("NOL") WILL CONTINUE TO BE AVAILABLE TO OFFSET OUR TAX LIABILITY. We believe, based in part upon the views of our tax advisors, that our NOL calculations are reasonable and that it is reasonable to conclude that some or all of our NOL would be available to offset our future federal taxable income, if any. The Internal Revenue Service ("IRS") has not examined our tax returns for the years in which the losses giving rise to the NOL were reported. The IRS may attempt to challenge the amount or availability of the NOL in the event of a future tax audit. If the IRS disallows all or a portion of the NOL, the disallowance, if sustained by the courts, could have an adverse impact on our financial condition. In addition, if we were to undergo an "ownership change" as such term is used in Section 382 of the Internal Revenue Code, the use of our NOL would be severely limited. Our Certificate of Incorporation contains stock transfer restrictions which were designed to help us preserve the NOL by avoiding an ownership change. We cannot be certain, however, that these restrictions will prevent an ownership change.

                          DANIELSON HOLDING CORPORATION

     We are a holding company incorporated in Delaware. We offer a variety of insurance products through our subsidiaries. Our largest subsidiary is National American Insurance Company of California ("NAICC"). NAICC and its subsidiaries write workers' compensation, non-standard private passenger and commercial automobile insurance in the Western United States, primarily California. We believe that through NAICC we can achieve underwriting success through refinement of various risk profiles. This helps us divide the non-standard market into more defined segments, which enables us to price our products more precisely.

     We are  seeking  to build  stockholder  value  while  maintaining  a strong capital structure. We are also seeking to grow by developing business partnerships and making strategic acquisitions, including acquisitions that will both complement our existing operations and enable us to earn an attractive return on our investment.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     The common shares are traded on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

1.       Annual Report on Form 10-K for the fiscal year ended
     December 31, 1999 (SEC file number 001-06732 and filing date of March 30, 2000);
2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (SEC file number 001-6732 and filing date of May 15, 2000).

     You may request a copy of this filing, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 767 Third Avenue, New York, New York, 10017 (212) 888-0347.

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

     The net proceeds to be received from the exercise of the warrants will be used to fund acquisitions and for general corporate purposes, including working capital.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded on the American Stock Exchange under the symbol "DHC." The following table sets forth, for the periods indicated, the range of high and low bid prices for our Common Stock as reported on the American Stock Exchange.

                                                     HIGH     LOW         CLOSE
1997:

      First Quarter............................... $14       $4 7/8      $6 7/8
      Second Quarter..............................  8 1/2     6 3/8       7 7/8
      Third Quarter...............................  9         8           9
      Fourth Quarter..............................  9 5/8     6 3/4       7 1/4

1998:

      First Quarter...............................  8 1/8     7 3/16      7 1/2
      Second Quarter..............................  8         7           7 3/8
      Third Quarter...............................  7 1/2     3 5/8       4 3/8
      Fourth Quarter..............................  4 3/8     3           3 9/16

1999:

      First Quarter...............................  4 5/8     2 7/8       2 7/8
      Second Quarter..............................  5 3/4     2 7/8       5 3/8
      Third Quarter...............................  7 1/2     5 1/4       5 5/8
      Fourth Quarter..............................  6 1/8     4 5/8       5 3/4

2000:

      First Quarter...............................  7 3/8     4 3/4       6 3/8



     On June 12, 2000, the reported last sales price of the Common Stock was $5.00 per share.

                           DESCRIPTION OF COMMON STOCK

     We are authorized to issue 110,000,000 shares of capital stock. The number of shares of Common Stock authorized to be issued is 100,000,000 with each share having a par value of $.10.

VOTING RIGHTS

     Each holder of an outstanding share of our Common Stock is entitled to cast one vote for each share registered to a Common Stock holder. The affirmative vote of a majority of the outstanding shares of the Common Stock holders is necessary to approve any consolidation or merger with or into another corporation pursuant to which, shares of Common Stock would be converted into or exchanged for any securities or other consideration.

DIVIDENDS

     Subject to the rights and preferences of any outstanding preferred stock, dividends on Common Stock are payable out of our funds when, as and if declared by our board of directors. However, no dividend may be paid or set aside for payment and no distribution may be made on Common Stock unless (i) all accrued and unpaid dividends with respect to the Preferred Stock and any of the stock ranking on a parity with the stock as to dividends or upon liquidation at the time the dividends are payable have been paid or funds have been set apart for payment of the dividends and (ii) sufficient funds have been set apart for the payment of the dividends for the current dividend period with respect to the Preferred Stock and any of the stock ranking on a parity with the stock as to dividends or upon liquidation.

RIGHTS IN LIQUIDATION

     In the event we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, our net assets would be distributed ratably among our Common Stock holders after payment or provision for payment of the full preferential amounts to which the holders of any series of our preferred stock issued and outstanding are entitled.

PREEMPTIVE RIGHTS

     Shares of our Common Stock do not entitle a stockholder to any preemptive rights enabling a stockholder to subscribe for or receive shares of stock of any class or any other securities convertible into any of our stock.

TRANSFER RESTRICTIONS

     Our Common Stock is subject to the following transfer restrictions:

     No holder whether record or beneficial, direct or indirect, of 5% or more of Common Stock, (including without limitation any holder who proposes to make an acquisition of Common Stock, which after the acquisition will result in the holder owning 5% or more of Common Stock) (a "5% Stockholder") may purchase, acquire or otherwise receive additional shares of Common Stock (herein referred to as an "Acquisition") or sell, transfer, assign, pledge, encumber or dispose of any shares of Common Stock (herein referred to as a "Transfer"), prior to a determination by us and our tax counsel that such transaction will not result in or create an unreasonable risk of an "ownership change" within the meaning of
Section 382(g) of the Internal Revenue Code, or any similar provisions of superseding or additional law relating to preservation of the NOL (collectively, an "Ownership Change" under the "Tax Law"). This 5% limitation may have the effect of preserving effective control of the Company by our principal stockholders and preserving our board's and management's tenure.

     In order to ensure compliance with such restrictions, and in order to establish a procedure for processing requests to effect either an Acquisition or a Transfer by any one or more 5% Stockholder(s) on a fair and equitable basis, the following provisions apply to all 5% Stockholders:

     Delivery of Shares and Escrow Receipts. All shares of Common Stock which are issuable to 5% Stockholders or which subsequently are received by a 5% Stockholder in an Acquisition are issued in the name of "Danielson Holding Corporation, as Escrow Agent" and are held by us in escrow (the "Escrowed Stock"). In lieu of certificates reflecting their ownership of Common Stock, the 5% Stockholders receive an escrow receipt evidencing their beneficial ownership of Common Stock and record ownership of the Escrowed Stock. Escrow receipts are non-transferable. The 5% Stockholders retain full voting and dividend rights for all Escrowed Stock.

     Duration of our Holding the Escrowed Stock. As escrow agent, we hold all shares of Escrowed Stock until termination of the stock escrow (the "Stock Escrow"). If a 5% Stockholder desires to Transfer Escrowed Stock to a non-5% Stockholder, we will hold all shares of Escrowed Stock until receipt by us of a favorable opinion from our tax counsel that the Transfer may be made without resulting in an Ownership Change under the Tax Law.

     Acquisitions and Transfers. All requests by 5% Stockholders to consummate either an Acquisition or a Transfer of Escrowed Stock will be treated in the order in which such requests were received, i.e., on a "first to request, first to receive" basis. All such requests must be in writing and delivered to us at our principal executive office, attention General Counsel, by registered mail, return receipt requested, or by hand. In the event that our tax counsel is unable to conclude that a requested Acquisition or Transfer can be made without an Ownership Change under the Tax Law, then: (i) the requesting party will be so advised in writing by us; and (ii) any subsequent request by other 5 % Stockholders to effect a transaction of a type that we had previously denied will be approved only after all previously denied requests (in the order denied) are given an opportunity to consummate the previously desired transaction. In addition, we may approve any requested transaction in any order of receipt if, in our business judgment, such transaction is in our best interests.

     Termination of the Stock Escrow. The Stock Escrow will terminate upon the first to occur of the following: (i) pursuant to an amendment to the Tax Law, we conclude that the restrictions are no longer necessary in order to avoid a loss of the NOL; (ii) the NOL is no longer available to us; and (iii) our board concludes, in its business judgment, that preservation of the NOL no longer is in our interest. Upon termination of the Stock Escrow, each 5% Stockholder will receive a notice that the Stock Escrow has been terminated and, thereafter, will receive a Common Stock certificate evidencing ownership of the previously Escrowed Stock.

     Release of the Company. We are held harmless and released from any liability to any and all 5% Stockholders arising from our actions as escrow agent, except only for intentional misconduct. In performing our duties we are and will be entitled to rely, without any inquiry, upon the written advice of our tax counsel and other experts engaged by us. In the event that we require further advice or comfort regarding action to be taken by us as escrow agent, we may deposit the Escrowed Stock at issue with a court of competent jurisdiction and make further transfers thereof in a manner consistent with the rulings of the court.

                             DESCRIPTION OF WARRANTS

GENERAL

     The warrants will be issued to all of our stockholders, will not be separately transferable from the Common Stock in respect of which they are issued and will have such terms, including exercise price and exercise period, as shall be determined by us immediately prior to their distribution. It is anticipated that once warrants are issued, they will be issued in several series, which will attach to all shares of Common Stock then outstanding or subsequently issued.

EXERCISE PRICE AND TERMS

     No warrant of any series will be exercisable until we give notice that any warrant may be exercised (the "Trigger Date"). We will file a prospectus supplement which will provide the exercise price and the expiration date of the warrant. The expiration date will be no less than 14 business days after a Trigger Date.

ADJUSTMENT OF WARRANT SHARES ISSUABLE

     The number of warrant shares issuable upon exercise of a warrant will be adjusted from time to time when specific events occur including:

         (a) the payment of a dividend or distribution on our Common Stock payable in shares of our Common Stock;
         (b) the subdivision, combination or some reclassification of shares of our Common Stock; or
         (c) the distribution on our Common Stock in shares of our capital stock, other than in Common Stock.

If any of these events occur, the number of common shares issuable upon the exercise of a warrant will be adjusted so that the holder of any warrant will be entitled to receive upon exercise of any warrant the kind and number of our Common Stock that he would have owned or been entitled to receive after the happening of any of the events described above, had the warrant been exercised immediately prior to the happening of that event. The adjustment will become effective immediately after the record date in the case of a dividend or distribution. In the case of a subdivision, combination or reclassification, the adjustment will become effective immediately after the effective date. Whenever we adjust the number of warrant shares issuable upon exercise, we will provide notice to the registered holders of Common Stock.

     We are not required to issue fractional shares of Common Stock upon exercise of warrants. Instead of fractional shares, we will pay a cash adjustment equal to the product of (i) the fraction of the Common Stock and (ii) the difference of the current market price of a share of Common Stock over the exercise price.

MODIFICATION OF THE WARRANT

     From time to time, the terms of the warrants may be supplemented or amended by us and the warrant agent, without the approval of any of the holders of the warrants with respect to a series of warrants as to which the Trigger Date has not yet occurred. With respect to a series of warrants where the Trigger Date has occurred, the terms of the warrants may be supplemented or amended by us and the warrant agent only to cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision; or to add provisions relating to questions or matters which arise, additions which we and the warrant agent deem necessary or desirable and which will not adversely affect the interests of the warrant holders.

ESCROW ACCOUNT

     The warrant agent will hold the exercise price for all warrants that have been exercised in a separate escrow account. We will inform the warrant agent and will issue a press release indicating the number of warrants exercised and the number of shares of Common Stock outstanding after giving effect to the exercises. We will also request that all shareholders provide us with information to allow us to determine if, as a result of the warrants' exercises, any shareholder would become a 5% stockholder in our company. If any person would become a 5% stockholder as a result of his exercise of warrants, we will automatically reduce the number of warrants exercised so that the stockholder's share of the Company would be less than 5%.

     We will give notice to the warrant agent of Common Stock to be issued upon exercise of the warrants. At such time, the exercise price for such warrants shall be delivered to us and we will issue and deliver without delay certificates for the number of full warrant shares issuable upon the exercise of the warrants, together with any cash for fractional shares.

     If the board of directors determines that the exercise of the warrants would cause an unreasonable risk of an Ownership Change or an unintentional result on the "ownership change percentage", the board may terminate the entire call and refund the entire exercise price held in escrow.

                              PLAN OF DISTRIBUTION

     The Common Stock covered by this prospectus will be issued upon exercise of the warrants described above.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock upon exercise of the warrants will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

                                     EXPERTS

     KPMG LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on KPMG LLP's reports, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by us. All amounts set forth below are estimates, other than the SEC registration fee.

 .................................................SEC Registration Fee


 ....................................................Printing Expenses


 ......................................................Accounting Fees


 ..............................................Legal Fees and Expenses


 ...................................................Miscellaneous Fees


 ................................................................TOTAL


Item 15.  Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Item 16.  Exhibits.


Exhibit No.                 Description

      5                     Opinion of Skadden, Arps, Slate,
                            Meagher & Flom LLP regarding legality
                            of the warrants.*

     23                     Consent of KPMG LLP.

     24                     Power of Attorney (included on
                            signature page of Registration
                            Statement).

* To be filed by amendment.

Item 17.  Undertakings.
The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933.

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1) (a) and (1) (b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 13, 2000.

                            DANIELSON HOLDING CORPORATION By:

                                                     ---------------
                                                     Martin J. Whitman
                                                     CHIEF EXECUTIVE

                                     OFFICER

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David M. Barse and Martin J. Whitman and each of them or either of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counterparts.

            NAME                       TITLE                DATE

                               Chief Executive Officer
      /s/ Martin J. Whitman           and Director          June 13, 2000
      ---------------------
     (Martin J. Whitman)

                               Chairman of the Board and
      /s/ Samuel Zell                  Director             June 13, 2000
      ---------------------
      (Samuel Zell)

                                 President and Chief
        /s/ David M. Barse      Operating Officer and
      -----------------------        Director               June 13, 2000
        (David M. Barse


      /s/ Michael T. Carney     Chief Financial Officer     June 13, 2000
      ---------------------
       (Michael T. Carney)


       /s/ Joseph F. Porrino        Director                June 13, 2000
      --------------------
       (Joseph F. Porrino)

       /s/ Frank B. Ryan            Director                June 13, 2000
       ---------------
       (Frank B. Ryan)

       /s/ Eugene M. Isenberg       Director                June 13, 2000
        --------------------
        (Eugene M. Isenberg)


      /s/ Wallace O. Sellers        Director                June 13, 2000
      ----------------------
       (Wallace O. Sellers)


       /s/ Stanley J. Gartska       Director                June 13, 2000
       ---------------
       (Stanley J. Gartska)

       /s/ William Pate             Director                June 13, 2000
       ---------------
       (William Pate)

                                  EXHIBIT INDEX

Exhibit No.       Description

  5               Opinion of Skadden, Arps, Slate, Meagher & Flom
                  LLP regarding legality of the warrants.*

  23              Consent of KPMG LLP.

  24 Power of Attorney (included on signature page of Registration Statement).

* To be filed by amendment.